June 11, 2012

Dear Sentio Investor:

January 1, 2012 was a major milestone for Sentio Healthcare Properties, Inc. as the Company transitioned to a new advisory arrangement with Sentio Investments, LLC. As we announced plans regarding this new arrangement, we outlined several near term priorities which we believe will lead to enhanced shareholder value. To date, we have made great progress on each of these initiatives and, though much work lies ahead, we are pleased with the progress to date. Below are some specifics on these key initiatives.

•	Efficient Company Operations. Our new advisory agreement became effective on January 1, 2012, facilitating more cost effective advisory services. As of the date of this letter, we have completed substantially all of the transition of services to our offices in Orlando, Florida.

•	Enhanced Portfolio Debt. On April 12, 2012, we refinanced the Rome LTACH property at a fixed annual interest rate of 4.5% compared to the prior variable rate with a floor of 6.15%. On June 11, 2012, we closed a five property refinancing with Fannie Mae, reducing our average interest rate on the debt for these properties to an annual rate of 4.45% from 6.2%. These newly established interest rates and terms represent historically attractive levels. Additionally, these refinancings provided $15.1 million of investable proceeds for new healthcare real estate investments.

•	Deploy Available Capital. We are working diligently on fully investing our available capital. In April, we made two real estate investments, and we are actively evaluating several additional investment opportunities for the Company.

Financing Update

You may be aware but it is worth highlighting that fixed interest rates have fallen to historically low levels in the last few weeks, resulting in very attractive fixed interest rate financing opportunities for stabilized healthcare real estate projects. On April 12, 2012, we refinanced the Rome LTACH property in Rome, Georgia with Mutual of Omaha at a fixed annual rate of 4.5% for a term of five years. The $13.6 million new loan replaced a $10.9 million variable rate construction loan. Excess refinancing proceeds were used to acquire our partners’ interests in the Rome LTACH property as discussed in the “Acquisition Update” section below.

On June 11, 2012, we closed a $32.0 million refinancing with Fannie Mae for five of our properties—The Oaks Bradenton, GreenTree at Westwood, Terrace at Mountain Creek, Spring Village at Floral Vale and Forestview Manor. The debt is at a fixed interest rate of 4.45% with a seven year term and interest and principal payments based on a 30 year principal amortization. Completing this portfolio refinancing with Fannie Mae, one of the largest and most active lenders to the senior housing space over the past several years, is a major achievement for the Company.

The combined loans provide the Company with a total of $15.1 million of investable proceeds which will be used to acquire additional healthcare real estate investments. The loans also serve as confirmation of the portfolios continued strong performance and the strength of our new advisory arrangement.

Acquisition Activity

In early April, we completed two acquisitions. On April 2, 2012, we entered into a joint venture with affiliates of Caddis Partners and a group of physicians to acquire the Physicians Centre, an on-campus medical office building located in Bryan, Texas. The Physicians Centre contains approximately 114,583 rentable square feet on 1.03 acres of land. At the time of acquisition, the occupancy of the property was approximately 69%. The building currently has 32 tenants including primary care and specialty physician practices. The acquisition cost of approximately $11.6 million includes approximately $0.8 million of tenant improvement and lease commission reserves to complete leasing of the property. The acquisition cost was funded by $3.5 million of equity, including approximately $2.5 million contributed by the Company, and approximately $8.1 million of debt. The Company owns a 72% interest in the joint venture. The acquisition represents a great opportunity to benefit from a well located, on-campus medical office building in a growing market. At acquisition, we successfully transitioned the management and leasing of the building to the healthcare specialists at Caddis. We believe this will lead to occupancy gains which will result in enhanced investment returns.

On April 6, 2012, we acquired the interests of Cornerstone Private Equity Fund Operating Partnership, LP in Rome LTACH for $1.1 million, and on April 12, 2012, we purchased the interests of The Cirrus Group in Rome LTACH for $4.1 million, using a portion of the above described financing proceeds to complete this investment. We now own 100% of Rome LTACH.

2012 First Quarter Portfolio Update

As of the date of this letter, our portfolio contains 16 properties located throughout ten states. Additional information on each of these properties is contained in the enclosed 2012 Summer Company Update. The quarter end overall occupancy rate of approximately 92% was consistent with 2011 year end occupancy. As a whole, portfolio performance continues to exceed expectations. While there have been challenges in maintaining occupancy rates at the Oakleaf Village properties, profit margins and operating income for these properties are meeting our underwriting targets. We expect recently completed property refurbishments to positively impact occupancy rates.

Capital improvements were completed on all three floors at Woodland Terrace in the fourth quarter of 2011. Renovations included the conversion of the 22 units on the second and third floors into secured residential units equipped to provide specialty care for patients with Alzheimer’s disease. These units are now being leased.

On March 31, 2012, construction of The Littleton Specialty Rehabilitation Facility was substantially complete. The certificate of occupancy was received in April 2012. The tenant will take occupancy and commence rent payments with the completion of the licensure process, expected to occur early in the third quarter of this year.

We continue to work diligently to enhance your Company’s operating cash flow and to pursue other initiatives that have the potential for increasing recurring and sustainable distributions and long-term investment value. A 2012 Summer Update is enclosed, and we invite you to view the first quarter 2012 report on Form 10-Q by visiting our website at www.sentiohealthcareproperties.com and clicking on the Investor Relations tab and then the Quarterly Results heading.

If you have any questions, please contact your financial advisor or Investor Services at 888-811-1753.

Sincerely,

John Mark Ramsey

President and CEO

cc: Financial Advisor

There is no guarantee that any real estate strategy will be successful. Investment in this REIT involves risks including but not limited to: no secondary market; limitation on transfer and redemption of shares; we may make distributions that are not from income and are a return of capital; we may lack property diversification; we are dependent upon our advisor to select investments and conduct operations; and our advisor will face significant conflicts of interest. Investments are not bank guaranteed, not FDIC insured and may lose value.

REITs may not be suitable for all investors. The value of a REIT may be worth more or less than its original cost, investors may have difficulty selling shares, REITs involve risks associated with an investment in real estate such as market risk, interest rate risk and credit risk, and there are significant fees and charges inherent in investing in REITs. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses.

This letter contains forward-looking statements relating to the business and financial outlook of Sentio Healthcare Properties, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of shares of Sentio Healthcare Properties, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.